 EXHIBIT 99.1
FOR IMMEDIATE RELEASE

               HOME PROPERTIES REPORTS THIRD QUARTER 2003 RESULTS
                  Sequential Same-Store Net Operating Income Up

ROCHESTER,  NY, October 31, 2003 -- Home  Properties  (NYSE:HME)  today released financial results for the third quarter and nine months of 2003. All results are reported on a diluted basis.

For the quarter ended  September  30, 2003,  Funds From  Operations  ("FFO") was
$37,442,000,  or $.78 per share,  compared with $37,367,000,  or $.81 per share, for the quarter ended September 30, 2002. These results met analysts'  consensus estimate  for the quarter and reflect a positive  increase in total FFO over the comparable  prior-year  period and a 3.4% decrease on a per-share basis. FFO for the nine months ended September 30, 2003, was $101,386,000,  or $2.13 per share, compared  with  $102,828,000,  or $2.22 per share,  a 1.4% decrease in total FFO from the prior year and a 4.0% decrease on a per-share  basis. A  reconciliation of GAAP net income to FFO for the quarter  ended  September 30, 2003 is included with the financial data in this news release.

Earnings Per Share ("EPS") for the quarter ended  September 30, 2003,  was $.30, compared  with $.49 for the quarter  ended  September 30, 2002, or a decrease of
38.9%,  which was  primarily  attributable  to the lower  gains  resulting  from significantly  lower  sales  on of real  property  in 2003  and an  increase  in depreciation and interest.  Income was further reduced by impairment  charges on the affordable  property portfolio  recognized during the third quarter of 2003, which were not  recorded in 2002.  EPS for the nine months ended  September  30,
2003,  was $.75,  compared  with $1.13 for the nine months ended  September  30,
2002, or a decrease of 33.1%.  This decrease was primarily  attributable  to the same factors as the quarter-to-quarter decrease, offset in part by the impact of the premium paid to repurchase the Series B Convertible  Preferred  Stock during the second quarter of 2002, which was not experienced in 2003.

Third Quarter Operating Results
-------------------------------

For the  third  quarter  of 2003,  same-property  comparisons  (for  127  "Core"
properties  containing  36,566  apartment  units  owned  since  January 1, 2002)
reflected an increase in rental  revenues of 3.1% compared to the same quarter a year ago. Net operating income ("NOI")  reflected a 2.2% decrease from the third quarter of 2002. Property level operating expenses increased by 9.8%,  primarily
due  to  increases  in  repairs  and  maintenance,   advertising,  and  property
insurance.  A significant amount of the increase in both repairs and maintenance and  advertising  expense relates to increased  turnover during June,  July, and
August.  This is a result of actively managing lease expirations to better match lease termination dates with higher traffic periods.  Average economic occupancy for the Core  properties  was 93.3%  during the third  quarter of 2003,  up from
93.2% during the third quarter of 2002.  Average  monthly rental rates increased
3.1% to $890 compared to the year-ago period.

Compared to the 2003 second  quarter  results  for the Core  properties,  rental revenues were up 1.8% in the third quarter of 2003,  expenses were up 2.7%,  and net operating income was up 1.2%.  Average  economic  occupancy was up 1.0% from the second quarter, with average monthly rents 1.0% higher.

Occupancies for the 5,010 apartment units acquired  between January 1, 2002, and
September 30,  2003, (the "Recently Acquired Communities") averaged 94.4% during the third quarter of 2003, at average monthly rents of $1,156.

"We are encouraged  that net operating  income,  FFO per share and occupancy all increased  in the third  quarter  compared  to Home  Properties'  results in the second quarter this year," said Norman Leenhouts, Chairman and Co-CEO. "We still find the operating  environment in the  multifamily  business  challenging,  but attribute  our  relatively  favorable  performance  in the  sector  to our solid geographic  markets,  strategy of  rehabilitating  and  repositioning  apartment communities through extensive capital upgrades, and our unique culture, which we expect  will  continue  to  position  us  favorably  in  any  type  of  economic environment."

Year-to-Date Operating Results
------------------------------

For the nine months ended September 30, 2003, same-property  comparisons for the
Core  properties  showed an  increase in rental  revenues  of 3.0%,  whereas net operating income decreased by 1.0% from the first nine months of 2002.  Property level  operating  expenses  increased  by 8.7%,  primarily  due to  increases in utility costs, repairs and maintenance, personnel costs, property insurance, and property  management costs.  Average economic  occupancy for the Core properties decreased slightly from 92.2% to 92.1%, with average monthly rents rising 3.1%.

The yield on the Recently Acquired  Communities  during the first nine months of
2003 averaged 8.0% on an annualized basis, which is in line with announced first year results  (calculated as the net operating income from the properties,  less an allowance for general and  administrative  expenses  equal to 3% of revenues, all divided by the acquisition  costs plus capital  improvement  expenditures in excess of normalized levels).

Interest and Dividend Income
----------------------------

Interest and dividend  income  decreased  $181,000  during the third  quarter of
2003,  resulting  from  a  combination  of  decreased  levels  of  financing  to affiliates and a lower interest rate environment.

Acquisitions and Dispositions

During the third quarter of 2003, the Company  acquired a 450-unit  community in
Silver Spring,  Maryland.  The total purchase price of $58.9 million,  including closing  costs,  equates to  approximately  $131,000  per  apartment  unit.  The weighted average expected first year  capitalization rate on this acquisition is
7.1%.

Also during the third  quarter,  the Company sold one community in  Philadelphia for a total  consideration  of  $10.5  million.  In two  previously  unannounced transactions,  which  occurred late in the quarter,  the Company sold a total of
170 units in Baltimore and Detroit for total  consideration  of $8.9 million.  A gain on sale of approximately  $280,000 (before allocation of minority interest)
was reported in the third quarter for these three  transactions and is reflected in  discontinued  operations.  The weighted  average  first year cap rate on all third quarter sales is 9.3% (before a reserve for capital expenditures).  Due to the  prepayment  of  debt  associated  with  the  sale  of one  of the  disposed communities, a $261,000 charge was recorded in the third quarter, which is added back to arrive at reported FFO results.  In conformity  with NAREIT  guidelines, the gains (net of prepayment  penalties)  from real property are not included in reported FFO results.

The Company  continues to review the  performance of its portfolio of properties to identify  those  communities  that have reached  their  potential or are less efficient to operate due to their size or remote location. At the same time, the
Company  is  continually  researching  acquisition  opportunities  in its target geographic markets that meet the Company's desired return on investment.

Leenhouts  said,  "The  acquisition  environment  is  very  difficult  as we are competing  for  deals  with  buyers  who use much  higher  leverage  than is our strategy.  Nevertheless,  with  several  acquisitions  now in the pipeline and a focused  acquisition  strategy  for the  balance of the year,  we believe we can achieve growth of $150 million in  acquisitions  in 2003 to continue to grow the
Company.  As this level is lower than our previous guidance of $250 million,  we have also slowed the pace of dispositions to the point that we anticipate  total net growth for the year to be approximately $90 million."

Management Companies
--------------------

As of December  31, 2002,  the  Operating  Partnership  held 95% of the economic interest in Home Properties Management, Inc. and 99% of the economic interest in
Home Properties Resident Services,  Inc. (together,  the "Management Companies")
through   non-voting   common   stock.   Nelson   and  Norman   Leenhouts   (the
"Leenhoutses"),  Home Properties'  Co-CEOs,  held the remaining five percent and one percent  interest,  respectively,  through the  ownership  of voting  common stock.  Effective January 1, 2003, the Operating Partnership acquired all of the shares held by the Leenhoutses such that the Management Companies are now wholly owned  subsidiaries  of the  Company.  This  transfer  was  completed  to  avoid potential  conflicts of interest.  The accounts and operations of the Management
Companies as of and for the three- and  nine-month  periods ended  September 30,
2003, have been consolidated herein.

The net  result  from  this  activity  in the  Statement  of  Operations  is not materially different due to this transfer,  although the results are reported on different line items compared to the previous  recording of the Company's  share of the income within the line item Equity in earnings (losses) of unconsolidated affiliates.  For the three and nine months ended  September  30,  2002,  the net
share  of  losses  from   Management   Companies  of  $326,000   and   $829,000,
respectively,  is included in Equity in earnings of  unconsolidated  affiliates.
The various  items of income and expense  that  comprise  that net  activity are detailed in the supplemental information.  For 2003, revenue generated from this activity is reflected in Other income,  explaining the  significant  increase of
$482,000 and $1,719,000 when comparing the three and nine months ended September
30, 2003,  respectively,  to the same periods in 2002. The other line item which increased  significantly  due to  consolidation of this activity was General and administrative expense. Included in the 2003 General and administrative expenses of  $4,670,000  and  $14,371,000  for the three- and  nine-month  periods  ended
September 30, 2003, respectively,  was $1,151,000 and $3,421,000,  respectively, associated with the Management Companies.

Update on Sale of Affordable Properties
---------------------------------------

In the fourth  quarter of 2002,  the Company  announced  its  intention  to sell virtually all of the assets associated with its general partner interests in the affordable  properties to focus solely on the direct ownership and management of market rate  apartment  communities.  At that time,  the Company  announced  its intention to sell the assets,  which  include  principally  loans,  advances and management contracts, in three phases. The status of the sales is as follows:

Phase I consisting of the Company's  interest in 35 properties  containing 1,119 units, of which all were New York State Rural Development  properties,  was sold on September 5, 2003. The sale price of $1,540,000 resulted in a gain on sale of approximately $72,000 that was recorded in the third quarter.

Phase  II,  consisting  of  the  Company's  interest  in 49  Pennsylvania  Rural
Development and other low income housing tax credit properties,  is scheduled to close in the fourth quarter of 2003.

For Phase III,  its  interests  in 35 Upstate  New York,  Ohio and  Pennsylvania properties,  the  Company  has  received  competitive  bids and has  selected  a qualified  buyer  and is  working  towards a  closing  anticipated  in the first quarter of 2004.

In the third  quarter of 2003,  the  Company  recorded an  impairment  charge of
$2,233,000 to adjust these assets to management's estimate of fair market value,
$1,888,000  classified in the financial statements as "Impairment of assets held as general  partner"  and $345,000  included in "Equity in earnings  (losses) of unconsolidated  affiliates."  A portion of the total  $2.2  million  charge,  or
$537,000,  represents monies loaned to certain affordable  properties during the third quarter of 2003 to fund operating shortfalls, which are not anticipated to be recovered from projected sale proceeds.  The remaining  balance of $1,696,000 pertains to an additional net impairment charge taken on Phase III to reduce the assets to fair market value. For the nine-month period ended September 30, 2003, the Company has recorded impairment charges totaling  $3,099,000,  $1,403,000 of which relates to cash advances to fund operating shortfalls.

In  conformity  with current  NAREIT  guidelines,  the losses from real property general partner  investments of $1,785,000  reflected in the impairment  charges are not included in reported FFO results for the three and nine month periods of
2003.

Capital Markets Activities
--------------------------

During the third quarter of 2003,  the Company  raised  $8.3 million  by issuing additional  shares (at an average  cost of $36.48 per share)  under its Dividend
Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $6.7 million was from reinvested dividends and $1.6 million from optional cash purchases.  No shares were repurchased  during the quarter,  although the Company  continues to have Board  authorization to buy back up to approximately  3.1 million shares of its common stock or Operating Partnership Units.

During  August,  200,000  shares  of  Series C and  200,000  shares  of Series E convertible  preferred  stock were  converted  into  661,157 and 632,911  common shares,  respectively.  The conversion had no effect on the reported  results of operations of the Company.

In early September, 17,780 and 17,100 common stock warrants issued in connection with the Series C and Series E convertible preferred stock,  respectively,  were exercised,  generating $1.1 million in proceeds.  This exercise had no effect on the reported results of operations of the Company.

As  of  September  30,  2003,  the  Company's  ratio  of  debt-to-total   market
capitalization  was 42.0%,  with $64  million  outstanding  on its $115  million revolving  credit  facility  and  $7.3  million  of  unrestricted  cash on hand.
Mortgage  debt of $1.3  billion  was  outstanding,  at fixed  rates of  interest averaging  6.4% and with  staggered  maturities  averaging  approximately  eight years.  Interest coverage  averaged 2.8 times during the quarter;  and the fixed charge ratio, which includes preferred dividends, averaged 2.5 times.

The Company  estimates  its net asset value ("NAV") at September 30, 2003, to be approximately $38.58 per share based on capitalizing, at an 8.0% rate, the total of the annualized and seasonally  adjusted third quarter  property net operating income,  plus a 4% growth factor,  minus a management fee. The Company  believes this rate and the resulting NAV is reflective of current market conditions.

Review and Outlook
------------------

The Company has tightened its FFO guidance  resulting from normal operations for
2003,  reducing the high end of the range by three cents and leaving the low end unchanged.  Most of this change is a result of reconciling  actual third quarter results to previous  guidance.  Today's change  results in annual  recurring FFO guidance  in the  range of $2.88 to $2.91 per  share,  with the  fourth  quarter between  $0.75 and $0.77.  As  announced  earlier  this week,  Norman and Nelson
Leenhouts are retiring as Co-CEO's  effective January 1, 2004. In recognition of the value created under their  leadership,  they will receive  restricted  stock grants  with  a  combined  value  of  approximately  $5  million.  A  one  time, non-recurring charge of approximately 11 cents per share will be recorded in the fourth quarter of 2003. Guidance,  inclusive of this non-recurring  charge, will therefore  be $2.77 to $2.80  for the  year and  $0.64 to $0.66  for the  fourth quarter.

For 2004, the Company expects FFO per share between $2.90 and $3.15.  Additional detail on 2004  projections  will be provided  when  year-end  2003  results are released.

Due  to  the  uncertain   timing  and  extent  of  property   dispositions   and
acquisitions,  which  could  cause  actual  results  to differ  materially  from estimates,  we do not estimate  depreciation  and gains on a prospective  basis, and, therefore, cannot reasonably estimate forward-looking EPS.

Conference Call
---------------

The Company will conduct a conference  call and  simultaneous  Webcast  today at
11:00 AM Eastern Time to review the  information  reported in this  release.  To listen  to the  call,  please  dial  800-547-9328.  A replay of the call will be available by dialing  800-633-8284 or 402-977-9140 and entering  21106010.  Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until November 5, 2003.

The Company  Webcast will be available live through the  "Investors"  section of
our  Web   site,   www.homeproperties.com,   under   the   heading,   "Financial
Information", and archived by 2:30 PM.

The Company produces  supplemental  information that provides details  regarding property  operations,  other  income,  acquisitions,  sales,  market  geographic breakdown,  debt, and net asset value. The supplemental information is available on the Company's Web site or via e-mail or facsimile upon request.

This press release  contains  forward-looking  statements.  Although the Company believes expectations reflected in such forward-looking  statements are based on reasonable  assumptions,  it can give no assurance that its expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions, the weather and other conditions that
might  affect  operating  expenses,   the  timely  completion  of  repositioning
activities within anticipated  budgets,  the actual pace of future  acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties is the sixth largest  publicly traded  apartment  company in the
United  States.  A real  estate  investment  trust with  operations  in selected
Northeast,  Midwest,  and  Mid-Atlantic  markets,  the Company  owns,  operates, acquires, and rehabilitates  apartment communities.  Currently,  Home Properties operates 250 communities  containing  49,688 apartment  units. Of these,  41,576 units in 149  communities  are owned  directly by the  Company;  6,303 units are partially owned and managed by the Company as general  partner,  and 1,809 units are managed for other owners.  The Company also manages 2.2 million  square feet of commercial  space.  For more  information,  view Home Properties' Web site at
homeproperties.com.

Tables to follow.

                                        Avg. Economic
     Third Quarter Results               Occupancy(c)           Q3 '03                     Q3 '03 vs. Q3 '02
     ---------------------               ------------           ------                     -----------------
                                                                Average
                                                                Monthly      % Rental      % Rental
                                                                Rent/          Rate         Revenue        % NOI
                                    Q3 '03        Q3 '02       Occ Unit       Growth        Growth        Growth
                                    ------        ------       --------       ------        ------        ------

Core Properties(a)                  93.3%         93.2%        $   890         3.1%          3.1%         (2.2%)

Acquisition Properties(b)           94.4%             NA        $1,156          NA            NA            NA
                                    -----         ------       -------         ----          ----         -----

TOTAL PORTFOLIO                     93.4%                      $   920          NA            NA            NA

                                        Avg. Economic
    Year-To-Date Results                  Occupancy            YTD '03                   YTD '03 vs. YTD '02
    --------------------                  ---------            -------                   -------------------
                                                                Average
                                                                Monthly      % Rental      % Rental
                                                                Rent/          Rate         Revenue        % NOI
                                    YTD '03       YTD '02      Occ Unit       Growth        Growth        Growth
                                    -------       -------      --------       ------        ------        ------

Core Properties(a)                  92.1%         92.2%        $   882         3.1%          3.0%         (1.0%)

Acquisition Properties(b)           94.3%             NA        $1,134          NA            NA            NA
                                    -----         ------       -------         ----          ----         -----

TOTAL PORTFOLIO                     92.4%                      $   909          NA            NA            NA

(a)  Core Properties  includes 127 properties with 36,566  apartment units owned throughout 2002 and 2003.

(b)  Reflects 22 properties with 5,010  apartment  units acquired  subsequent to
     January 1, 2002.

(c)  Average economic  occupancy is defined as total possible rental income, net of vacancy and bad debt expense as a percentage  of total  possible  rental income.  Total  possible  rental income is  determined by valuing  occupied units at contract rates and vacant units at market rents.

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                    Three Months Ended           Nine Months Ended
                                                                       September 30                September 30
                                                                       ------------                ------------
                                                                    2003          2002          2003          2002
                                                                    ----          ----          ----          ----
Rental income                                                     $106,091     $  95,957      $310,371      $272,237
Other income - property related                                      3,978         4,120        11,716        10,698
Interest and dividend income                                           103           284           402         1,079
Other income                                                         1,028           546         3,349         1,630
                                                                 ---------     ---------     ---------     ---------
     Total revenues                                                111,200       100,907       325,838       285,644
                                                                 ---------     ---------     ---------     ---------
Operating and maintenance                                           46,472        39,923       141,230       118,866
General and administrative                                           4,670         2,837        14,371         8,758
Interest                                                            21,456        19,713        64,026        56,112
Prepayment penalty                                                     261             -         1,610             -
Depreciation and amortization                                       19,976        16,992        58,177        47,453
Impairment of assets held as General Partner                         1,888           350         2,408           350
                                                                 ---------     ---------     ---------     ---------
     Total expenses                                                 94,723        79,815       281,822       231,539
                                                                 ---------     ---------     ---------     ---------
Income from operations                                              16,477        21,092        44,016        54,105
Equity in earnings (losses) of unconsolidated affiliates        (313)   (308)   (1,497)  (1,408)
                                                                 ---------     ---------     ---------     ---------
Income before minority interest and discontinued operations         16,164        20,784        42,519        52,697
Minority interest                                                    4,776         6,391        11,935        13,965
                                                                 ---------     ---------     ---------     ---------
Income from continuing operations                                   11,388        14,393        30,584        38,732
                                                                 ---------     ---------     ---------     ---------
Discontinued operations
     Income (loss) from operations of disposed properties, net
         of minority interest                                          173    (449)          191         1,372
     Gain on disposition of property, net of minority
         interest                                                       35         2,912           355         5,601
                                                                 ---------     ---------     ---------     ---------
Discontinued operations                                                208         2,463           546         6,973
                                                                 ---------     ---------     ---------     ---------
Income before loss on disposition of property                       11,596        16,856        31,130        45,705

Gain (loss) on disposition of property, net of minority
interest                                                                 8             -       (2)     (245)
                                                                 ---------     ---------     ---------     ---------

Net Income                                                          11,604        16,856        31,128        45,460
Preferred dividends                                              (2,646)    (3,793)    (9,356)    (11,027)
Premium on Series B preferred stock repurchase                           -             -             -     (5,025)
                                                                 ---------     ---------     ---------     ---------
Net income available to common shareholders                      $   8,958     $  13,063     $  21,772     $  29,408
                                                                 =========     =========     =========     =========

Reconciliation from net income available to common
shareholders to Funds From Operations:

Net income available to common shareholders                      $   8,958     $  13,063     $  21,772     $  29,408
Preferred dividends - convertible preferred stock                    1,296         2,443         5,306         8,222
Premium on Series B preferred stock repurchase                           -             -             -         5,025
Depreciation - real property                                        19,512        17,020        56,889        48,626
Depreciation - real property, unconsolidated                           725            68         1,837           505
Affordable Impairment                                                1,785                       1,785
(Gain) loss on disposition of property, non-real estate                 69             -            79           245
Minority Interest                                                    4,776         6,391        11,935        13,965
Minority Interest - income (loss) from discontinued operations          95          (271)          105           868
Impairment of real property, included in income from
operations of     disposed properties, before minority
interest                                                                 -         1,565           423         1,565
Loss from early extinguishment of debt in connection with
sale of  real estate                                                   261             -         1,610             -
(Gain) loss on disposition of discontinued operations            (35)    (2,912)    (355)    (5,601)
                                                                 ---------     ---------     ---------     ---------
FFO (1)                                                          $  37,442     $  37,367      $101,386      $102,828
                                                                 =========     =========      ========      ========

Weighted average shares/units outstanding:
     Shares - basic                                              29,522.3      26,428.7      28,485.4      25,780.6
     Shares - diluted                                            30,037.7      26,755.1      28,874.2      26,099.5
     Shares/units - basic(2)                                     45,611.9      42,364.2      44,577.3      41,739.9
     Shares/units - diluted(2)                                   48,078.9      46,367.7      47,624.0      46,370.1
Per share/unit:
     Net income - basic                                            $.30          $.49          $.76          $1.14
     Net income - diluted                                          $.30          $.49          $.75          $1.13
     FFO - basic(3)                                                $.79          $.82          $2.16         $2.27
     FFO - diluted(4)                                              $.78          $.81          $2.13         $2.22

     AFFO(5)                                                       $.66          $.69          $1.78         $1.88
     Common Dividend paid                                          $.61          $.60          $1.83         $1.80

(1)  Pursuant to the revised  definition of Funds From Operations adopted by the
     Board of Governors of the National  Association  of Real Estate  Investment
     Trusts  ("NAREIT"),  FFO is defined as net income  (computed in  accordance with  accounting  principles  generally  accepted  in the United  States of
     America  ("GAAP"))  excluding  gains or losses  from sales of  property  or non-cash real estate impairment charge, minority interest and extraordinary items plus depreciation from real property.  This presentation  assumes the conversion of dilutive common stock  equivalents and convertible  preferred stock.  Other  similarly  titled measures may not be calculated in the same manner.

(2)  Basic includes common stock outstanding plus operating partnership units in
     Home  Properties of New York,  L.P.,  which can be converted into shares of common stock.  Diluted  includes  additional  common stock  equivalents and
     Series C through E (in 2003) and  Series B through E (in 2002)  convertible cumulative  preferred  stock,  which can be converted into shares of common stock.

(3)  FFO for the three months ended September 30, as computed for basic is gross
     FFO of $37,442 and $37,367 in 2003 and 2002, respectively, less convertible preferred  dividends  of $1,296 and $2,443 in 2003 and 2002,  respectively.
     FFO for the nine months ended  September 30, as computed for basic is gross
     FFO  of  $101,386  and  $102,828  in  2003  and  2002,  respectively,  less convertible  preferred  dividends  of $5,305  and  $8,222 in 2003 and 2002, respectively. Gross FFO for the nine month period ended September 30, 2002, includes the premium on the Series B preferred stock repurchase of $5,025.

(4)  FFO for the three  months  ended  September  30, as computed for diluted is basic FFO of $36,146 and $34,924 in 2003 and 2002,  respectively,  plus the
     Series C - E convertible  preferred dividend of $1,296 in 2003 and Series B
     - E  convertible  preferred  dividend  of $2,443 in 2002.  FFO for the nine months ended  September 30, as computed for diluted is basic FFO of $96,081 and  $94,606  in  2003  and  2002,  respectively,  plus  the  Series  C - E convertible  preferred  dividend  of  $5,305  in  2003  and  Series  B  - E convertible  preferred  dividend of $8,222 in 2002.  Gross FFO for the nine month period ended September 30, 2002, includes the premium on the Series B preferred stock repurchase of $5,025.

(5)  Adjusted  Funds From  Operations  ("AFFO") is defined as FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $525 per  apartment  unit.  AFFO is computed  by  reducing  FFO for each period by the share of annual  reserve for each period of: $5,475 for third quarter 2003;  $5,291 for third  quarter 2002;  $16,489 for the nine months ended  September 30, 2003; and $15,642 for the nine months ended  September
     30, 2002. The resulting sum is divided by the weighted average shares/units on a diluted basis to arrive at AFFO per share/unit.

                              HOME PROPERTIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                     September 30, 2003    December 31, 2002
                                                     ------------------    -----------------

Real estate                                               $2,737,137           $2,597,278
Accumulated depreciation                                  (311,795)          (257,284)
                                                          ----------           ----------
Real estate, net                                           2,425,342            2,339,994
Cash and cash equivalents                                      7,251                8,782
Cash in escrows                                               41,089               45,735
Accounts receivable                                            5,683                7,576
Prepaid expenses                                              18,685               19,046
Investment in and advances to affiliates                       5,967               19,475
Deferred charges                                               8,759                9,093
Other assets                                                  10,163                6,565
                                                          ----------           ----------
Total assets                                              $2,522,939           $2,456,266
                                                          ==========           ==========
Mortgage notes payable                                    $1,346,470           $1,300,807
Line of credit                                                64,000               35,000
Other liabilities                                             60,489               61,156
                                                          ----------           ----------

Total liabilities                                          1,470,959            1,396,963

Minority interest                                            338,256              333,061
Stockholders' equity                                         713,724              726,242
                                                          ----------           ----------

Total liabilities and stockholders' equity                $2,522,939           $2,456,266
                                                          ==========           ==========

Total shares/units outstanding:

Common stock                                                30,605.6             27,027.0
Operating partnership units                                 16,048.6             16,122.3
Series C convertible cumulative preferred stock*               330.6              1,983.5
Series D convertible cumulative preferred stock*               833.3                833.3
Series E convertible cumulative preferred stock*                   -                749.4
                                                           ----------           ----------
                                                            47,818.1             46,715.5
                                                           ==========           ==========

*Potential common shares

                                                       # # #

For further information:
------------------------

David Gardner, Senior Vice President and Chief Financial Officer, (585) 246-4113
Charis Copin, Vice President, Investor Relations, (585) 295-4237